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                                                                    Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                       Six months ended
                                           June 30,                                Years Ended December 31,
                                     --------------------    ---------------------------------------------------------------------
                                        2003       2002            2002           2001          2000          1999           1998
Earnings as defined:
  Profit before tax as reported        84,197    103,858         149,197        187,689       202,117       188,650        136,509
  Interest expense                      6,593      6,569          13,347         17,711        22,924        25,968         34,450
  Rent expense                          1,393      1,007           1,867          1,567         1,033         1,067          1,200
Total earnings                         92,183    111,434         164,411        206,967       226,074       215,685        172,159
Fixed charges as defined:
  Interest expense                      6,593      6,569          13,347         17,711        22,924        25,968         34,450
  Rental expense                        1,393      1,007           1,867          1,567         1,033         1,067          1,200
Total fixed charges                     7,986      7,576          15,214         19,278        23,957        27,035         35,650
Ratio of earnings to fixed charges      11.54      14.71           10.81          10.74          9.44          7.98           4.83
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